Exhibit 99

FOR IMMEDIATE RELEASE	April 14, 2023
Contact: Nelli Madden
732-577-9997

UMH PROPERTIES, INC. COMPLETES ACQUISITION OF LAND IN OHIO

FREEHOLD, NJ, April 14, 2023........ UMH Properties, Inc. (NYSE: UMH) (TASE: UMH) today announced that it closed on the acquisition of a 30-acre parcel of land located in Perrysburg, Ohio, for a total purchase price of $2.3 million. This land is fully entitled for the development of 115 manufactured home sites.

Samuel A. Landy, President and Chief Executive Officer, commented, “We are pleased to acquire this entitled vacant land in Perrysburg, Ohio, which adjoins our Meadows of Perrysburg property. Meadows of Perrysburg is a 196-site community that is approximately 95% occupied, with site rents averaging $500 per month and home sales of over $150,000 per new home. This entitled land provides us with a pipeline of new sites to generate profitable sales and should result in improved operating results. The purpose of this acquisition is to support our long-term strategy of growing the company through the infill of our 4,000 vacant sites, the development of our vacant land and the growth of our sales and finance operation.”

UMH Properties, Inc., which was organized in 1968, is a public equity REIT that owns and operates 135 manufactured home communities with approximately 25,700 developed homesites. These communities are located in New Jersey, New York, Ohio, Pennsylvania, Tennessee, Indiana, Maryland, Michigan, Alabama, South Carolina and Georgia. UMH also has an ownership interest in and operates two communities in Florida, containing 363 sites, through its joint venture with Nuveen Real Estate.

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